Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement of Mastellone Hermanos S.A. on Form F-4 of our report dated March 7, 2005 relating to the consolidated financial statements for the years ended December 31, 2003 and 2002 (which expresses an unqualified opinion and includes explanatory paragraphs describing (a) the recent restructuring of the Company's outstanding debt, (b) the effect of adopting new accounting standards, (c) the discontinuance of restating the financial statements for the effects of inflation and (d) that accounting principles in the Republic of Argentina vary in certain significant respects from accounting principles generally accepted in the United States of America and that information relating to the nature and effect of such differences is presented in Notes 16 and 17 to the consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Co. S.R.L.
Buenos Aires, Argentina
May 12, 2005

/s/ Deloitte & Co. S.R.L.

/s/ Hugo Alberto Luppi
   Hugo Alberto Luppi
  Partner